Exhibit 23.2

Consent of Independent Registered Public Accounting Firm for American Assets Trust, L.P.

We consent to the incorporation by reference in the Registration Statement (Form S-3 ASR No. 333-276165-01) of American Assets Trust, Inc. and American Assets Trust, L.P. and in the related Prospectus, of our report dated February 14, 2024, with respect to the consolidated financial statements and schedule of American Assets Trust, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Diego, California
February 14, 2024